UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014

SHIRE WARWICK LEWIS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53927	27-2205723
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

468 Church Lane, London, United Kingdom NW9 8UA

 (Address of Principal Executive Offices)

_______________

(44) 20-8200-2305

(Registrant’s telephone number, including area code)

_______________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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EXPLANATORY NOTE

This Current Report on Form 8-K is being filed in connection with a series of transactions consummated by Shire Warwick Lewis Holdings Inc. (the “Company”), and with certain events and actions taken by the Company.

This Current Report on Form 8-K includes the following items on Form 8-K:

Item 8.01	Other Items

Item 8.01. Other Items

On October 2, 2014, our company’s board of directors approved a resolution to issue 15,113 shares of Company common stock to Lashbrook Properties Limited, a United Kingdom-based company which held a seventy-five thousand pound (£75,000/$124,694) convertible subordinated loan (the “Convertible Loan”) issued by the Company on May 15, 2014. Lashbrook Properties Limited had provided notice to the Company of its intent to convert the Convertible Loan to common stock, pursuant to the terms of the Convertible Loan Agreement. The Company issued 15,113 shares of Company common stock in satisfaction of all outstanding liabilities under the terms of the Convertible Loan Agreement.

On October 2, 2014, our company’s board of directors approved a resolution to effect a three (3) for one (1) forward split of our issued and outstanding shares of common stock. Upon effect of the forward split on October 2, 2014, our issued and outstanding shares of common stock, including the shares issued to Lashbrook Properties Limited on October 2, 2014, increased from two million fifteen thousand one hundred thirteen (2,015,113) shares to six million forty-five thousand three hundred thirty-nine (6,045,339) shares, all with a par value of $0.0001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shire Warwick Lewis Holdings Inc.

Date:	October 2 , 2014	/s/ Perry Lewis
Name: Perry Lewis
Title: Chief Executive Officer

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